July 3, 2026

William (Obi) Greenman

c/o Cerus Corporation

1220 Concord Avenue

Concord, CA US 94520

Dear Obi,

On behalf of the Board of Directors, thank you for your extraordinary leadership and decades of service to Cerus. We are pleased that you will continue to support the Company as Executive Chairman. The purpose of this letter is to amend the terms of your Employment Letter Agreement with Cerus Corporation dated May 12, 2011 (as amended on December 5, 2012, and on April 17, 2018) (collectively, the “Agreement”), to reflect your new role effective July 1, 2026. If you sign and return this letter amendment, then the Agreement will be amended as follows:

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The section of the Agreement entitled “Position, Duties and Reporting Relationship,” is superseded and replaced by the following:

“Your position will be Executive Chairman, beginning July 1, 2026. You will work out of the Company’s headquarters in Concord, California. In this position, you report to the Company’s Board of Directors (the “Board”) regarding any tasks related to Board matters and otherwise will report to the Company’s CEO, including with respect to any tasks or projects that require corporate resources, and will be responsible for undertaking the duties and responsibilities assigned to you by the Board and the CEO. The Company may modify your duties and work location from time to time at its discretion.

Your new Executive Chairman position with the Company is temporary, scheduled to continue until May 31, 2027, which will be your employment termination date, unless you or the Company terminate your employment earlier or agree in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company to extend your employment beyond May 31, 2027.

It is anticipated that you will be able to perform your duties within a time commitment averaging about 60% of a full-time schedule, although your job duties may require that you work additional hours. Because your position is classified as exempt, you will not be eligible for overtime pay for such additional work, and your compensation will not fluctuate according to the quantity of work performed.”

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The section entitled “Base Salary and Bonus Compensation” will be modified such that your annual base salary rate will be amended to $500,000, and your target bonus percentage will be amended to 80%, each effective as of July 1, 2026. You will not be eligible for an annual bonus beginning January 1, 2027. For 2026, your annual bonus will continue to be governed by the Bonus Plan and the Agreement and will be based on your prior CEO salary from January 1 through June 30, 2026 and your new Executive Chairman salary from July 1 through December 31, 2026.

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The section entitled “Employee Benefits and Vacation Accrual Rate” will be modified to add the following:

“In the event that your transition to the Executive Chairman role as set forth herein is a COBRA-qualifying event pursuant to, or otherwise makes you no longer eligible to participate in, the Company’s applicable group health coverage plans, then subject to your continued compliance with this Agreement and your timely election to continue coverage under COBRA, the Company shall (in the Company’s discretion) pay directly or reimburse you for the COBRA premiums (including coverage for eligible dependents, if applicable) through the term of your employment as Executive Chairman (the “COBRA Premium Period”), unless you earlier become eligible for group health insurance coverage through another source or cease to be eligible for COBRA coverage for any reason or you no longer are eligible for COBRA coverage. If the Company elects to reimburse you for the COBRA premiums, then you must timely pay your premiums, and

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T 925 288 6000 F 925 288 6001 cerus.com then provide documentation to the Company to obtain reimbursement for your COBRA premiums under this paragraph. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums as set forth in this paragraph without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.”

Except as set forth herein, all of the terms and conditions set forth in the Agreement are unchanged and remain in full force and effect. For the avoidance of doubt, your employment with the Company remains at-will, and your eligibility for severance benefits set forth in the Agreement, whether or not in connection with a Change of Control, will be based upon your new role and compensation as set forth in this letter amendment. The Agreement, as amended by this letter amendment, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof and thereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.

Thank you again for your many contributions to Cerus and for your continued commitment to the Company. We look forward to working with you in your new role as Executive Chairman. Please sign below to indicate your acceptance of this amendment of the Agreement.

Sincerely,

/s/ Frank Witney

Frank Witney, Ph.D.

Lead Independent Director

Cerus Board of Directors

Approved and Accepted

/s/ William “Obi” Greenman

William (Obi) Greenman

Date: 7/6/2026

Cerus Corporation 1220 Concord Avenue, Concord, CA US 94520 T 925 288 6000 F 925 288 6001 cerus.com